Exhibit 99.1

CONTACT:

Investors

PondelWilkinson Inc.

Laurie Berman

310-279-5962

lberman@pondel.com

RENTRAK REPORTS FISCAL 2010 FIRST QUARTER FINANCIAL RESULTS

AMI’s 17% Revenue Growth Fueled by Record Number of Multi-Screen Essentials Clients

PORTLAND, Ore. (August 6, 2009) -- Rentrak Corporation (NASDAQ: RENT) today announced financial results for its fiscal first quarter ended June 30, 2009.

Consolidated revenues were $21.6 million for the first quarter of fiscal 2010, compared with $25.4 million for the first quarter of fiscal 2009. Revenues in the company’s Advanced Media Information (AMI) division increased more than 17 percent to $3.6 million from $3.0 million for the fiscal 2009 first quarter, primarily reflecting incremental revenues generated from new and existing customers of the company’s Essentials suite of multimedia measurement services. AMI segment grew to approximately 17 percent of consolidated revenues and contributed approximately 31 percent of consolidated gross margin dollars for the first quarter of fiscal 2010. Revenues in the company’s Pay-Per-Transaction® (PPT) division totaled $18.1 million, versus $22.3 million in the corresponding quarter last fiscal year, resulting from approximately 30 percent fewer available rental titles in the marketplace during the quarter. The company expects a normalization of available rental titles during its third fiscal quarter.

“Rentrak has made significant progress in providing high value processing and analytical services to the multi-screen market,” said Bill Livek, Rentrak’s Chief Executive Officer. “Only Rentrak helps our customers understand how Americans are entertained ... from watching a movie in the theater, renting one at a video store, downloading one digitally or watching programming via their digital set-top device.

“I continue to be impressed with Rentrak’s long standing client relationships, its technical ability to process entertainment information across platforms, and its ability to integrate disparate databases. Our customers want us to capitalize on these advantages by continuing to develop and market ‘must-have’ products that move from our current “data” services, to advanced “information” products, to necessary and higher value “knowledge” based services,” Livek said.

“I am excited to combine Rentrak’s existing platform and technical know-how with my 30 plus years of market experience to further capitalize on AMI’s subscription-based, high margin, recurring revenue model. We will also continue to provide increased value to our PPT customers and fully expect our PPT business to continue generating the positive cash flow necessary to fund the development of our AMI business. Even with the current investments we’re making to secure Rentrak’s future, our financial position is strong with no long-term debt and an increasing cash balance. As a result, we are well positioned to expand to new and more profitable service offerings.”

Rentrak Reports Fiscal 2010 First Quarter Financial Results

The company said it recently concluded several important agreements including:

•

The addition of several new TV Essentials partners, such as Home Shopping Network (HSN), Sprout and WealthTV. These networks will utilize TV Essentials’ highly detailed, accurate and timely reporting to better understand the value and appeal of their programming to consumers and advertisers.

•

A partnership with Concurrent, a worldwide leader in video and media solutions, similar to the agreement the company announced earlier with SeaChange International. Together the companies will work to speed industry adoption of addressable advertising solutions across converging platforms.

•	The addition of Blu-ray disc components to several existing DVD revenue sharing relationships, most recently with Screen Media Ventures.

Selling and administrative expenses were $7.1 million, or approximately 32.6 percent of revenues, for the first quarter of fiscal 2010, compared with $6.8 million, or approximately 26.7 percent of revenues, in last year’s first fiscal quarter. The increase primarily reflects Rentrak’s ongoing investment in its multi screen business development implementation activities, investments in new senior executives, sales talent and the addition of a sales office in New York City. The company also incurred bad debt expense principally related to certain troubled PPT division customer accounts.

Operating income for the first quarter of fiscal 2010 was $112,000, compared with $1.7 million in the same period last year.

Net income totaled $282,000, or $0.03 per diluted share, for the first quarter of fiscal 2010, compared with $1.0 million, or $0.09 per diluted share, for the first quarter of fiscal 2009.

The company generated adjusted EBITDA for the fiscal 2010 first quarter of $0.8 million, compared with $2.2 million in the same quarter of fiscal 2009. The reconciliation of adjusted EBITDA to net income, the most comparable financial measure based upon generally accepted accounting principles (GAAP), as well as a further explanation about adjusted EBITDA, is included at the end of this earnings release.

Rentrak continues to build on its strong cash position with a cash, cash equivalents and marketable securities balance of $36.6 million at June 30, 2009, compared with $34.5 million at March 31, 2009, adding $2.1 million in the quarter.

Conference Call

Rentrak will hold a conference call at 2:00 p.m. (PT) August 6, 2009 to discuss the company’s first quarter financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 800-295-3991 from the U.S. or Canada, or 617-614-3924 from international locations, passcode 66876030. This call is being webcast and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through August 6, 2010. An audio replay of the conference call is available through midnight August 13, 2009 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 87753548.

Rentrak Reports Fiscal 2010 First Quarter Financial Results

About Rentrak Corporation

Rentrak Corporation is an industry-advancing media measurement and research company, serving the most recognizable names in the entertainment industry. Reaching across numerous platforms including box office, home entertainment, on-demand and linear television, broadband and mobile, Rentrak provides unique and actionable insight for our clients and partners. From the introduction of our revolutionary Pay-Per-Transaction® distribution and revenue-sharing system, which equipped Rentrak with the intelligence and ability to deal with large, complex data streams, to the company's exclusive Essentials(TM) suite of services, Rentrak has redefined digital audience measurement. Rentrak is headquartered in Portland, Oregon, with additional offices in Los Angeles, New York City and Miami/Ft. Lauderdale. For more information on any of Rentrak's services, please visit www.rentrak.com.

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the company’s ability to provide high value processing and analytical services to customers; that Rentrak’s AMI division will become the largest generator of revenue and profits for the company; that the company’s PPT division will continue to generate cash; and that Rentrak will be able to expand in to new and more profitable service offerings; and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2009 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

# # #

(Financial Tables Follow)

Rentrak Reports Fiscal 2010 First Quarter Financial Results

Rentrak Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

Assets	June 30, 2009	March 31, 2009
Current Assets:
Cash and cash equivalents	$6,518	$4,601
Marketable securities	30,126	29,874
Accounts receivable, net of allowances for doubtful accounts of $646 and $597	13,653	15,970
Note receivable	436	436
Advances to program suppliers, net of program supplier reserves of $18 and $21	75	90
Taxes receivable and prepaid taxes	1,407	1,231
Deferred income tax assets	70	135
Other current assets	838	870
Total Current Assets	53,123	53,207

Property and equipment, net of accumulated depreciation of $9,996 and $9,472	6,310	6,128
Other assets	540	543
Total Assets	$59,973	$59,878

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,755	$6,738
Accrued liabilities	537	499
Deferred rent, current portion	96	96
Accrued compensation	1,068	1,100
Deferred revenue	1,509	1,530
Total Current Liabilities	8,965	9,963

Deferred rent, long-term portion	971	982
Deferred income tax liabilities	1,108	714
Taxes payable, long-term	1,297	1,242
Total Liabilities	12,341	12,901

Commitments and Contingencies	—	—

Stockholders’ Equity:

Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding: 10,418 and 10,421	11	11
Capital in excess of par value	45,558	45,504
Accumulated other comprehensive income (loss)	116	(203)
Retained earnings	1,947	1,665
Total Stockholders’ Equity	47,632	46,977
Total Liabilities and Stockholders’ Equity	$59,973	$59,878

Rentrak Reports Fiscal 2010 First Quarter Financial Results

Rentrak Corporation and Subsidiaries

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended June 30,
	2009	2008
Revenue	$21,637	$25,353
Cost of sales	14,237	16,812
Gross margin	7,400	8,541

Operating Expenses:
Selling and administrative	7,052	6,780
Provision for doubtful accounts and notes	171	80
Asset impairment	65	—
	7,288	6,860

Income from operations	112	1,681

Other income (expense):
Interest income	299	170
Interest expense	—	(2)
	299	168

Income before income taxes	411	1,849
Provision for income taxes	129	813
Net income	$282	$1,036

Basic net income per share	$0.03	$0.10

Diluted net income per share	$0.03	$0.09

Shares used in per share calculations:
Basic	10,492	10,448
Diluted	10,908	10,983

Rentrak Reports Fiscal 2010 First Quarter Financial Results

Rentrak Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$282	$1,036
Adjustments to reconcile net income to net cash flows
provided by operating activities:
Tax benefit from stock-based compensation	(15)	(18)
Depreciation and amortization	524	388
Impairment recognized on capitalized software projects	65	—
Adjustment to allowance for doubtful accounts	49	13
Stock-based compensation	120	127
Excess tax benefits from stock-based compensation	(15)	(18)
Deferred income taxes	525	(25)
(Increase) decrease in:
Accounts receivable	2,277	(1,831)
Advances to program suppliers	(32)	(35)
Interest and dividends receivable	24	—
Taxes receivable and prepaid taxes	(175)	841
Other current assets	(22)	158
Increase (decrease) in:
Accounts payable	(1,001)	3,184
Taxes payable	55	14
Accrued liabilities and compensation	6	(292)
Deferred rent	(11)	(15)
Deferred revenue and other liabilities	(21)	916
Net cash provided by operating activities	2,635	4,443

Cash flows from investing activities:
Maturity of marketable securities	—	4,986
Purchase of property and equipment	(771)	(593)
Net cash provided by (used in) investing activities	(771)	4,393

Cash flows from financing activities:
Issuance of common stock	250	25
Excess tax benefits from stock-based compensation	15	18
Repurchase of common stock	(302)	—
Net cash provided by (used in) financing activities	(37)	43

Effect of foreign exchange translation on cash	90	7

Increase in cash and cash equivalents	1,917	8,886

Cash and cash equivalents:
Beginning of year	4,601	26,862
End of period	$6,518	$35,748

Supplemental cash flow information:
Income taxes paid	$73	$2
Income tax refunds	202	—

Supplemental non-cash information:
Deferred gain related to forgiven loan for capital assets	$—	$219
Unrealized gains on investments, net of tax of $65	189	—

Rentrak Reports Fiscal 2010 First Quarter Financial Results

Rentrak Corporation

Reconciliation of GAAP and Non-GAAP Financial Measures

Adjusted EBITDA

(Unaudited)

(in thousands)

	For the Three Months
	Ended June 30,
	2009	2008
Net Income	$282	$1,036
Adjustments:
Provision for income taxes	129	813
Interest income, net	(299)	(168)
Depreciation and amortization	524	388
Stock based compensation	120	127

Adjusted EBITDA	$756	$2,196

About Adjusted EBITDA

From time to time, we may refer to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Based Compensation) in our conference calls and discussions with analysts in connection with our reported historical financial results. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). The reconciliation of GAAP and Non-GAAP financial measures for the three month periods ended June 30, 2009 and 2008 is included in the above table. Management of the Company believes that Adjusted EBITDA is helpful as an indicator of the current financial performance of the Company and its capacity to operationally fund capital expenditures and working capital requirements. Due to the nature of the Company’s internally-developed software policies and the Company’s use of stock based compensation, the Company incurs significant non-cash charges for depreciation, amortization and stock based compensation expense that may not be indicative of its operating performance from a cash perspective. Therefore, the Company believes that using the measure of Adjusted EBITDA will help provide a better understanding of the Company’s underlying financial performance and ability to generate cash flows from operations.